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Ford Credit Chairman and CEO Bernard Silverstone to Retire After 37 Years; Joy Falotico Named as Successor

•	Bernard Silverstone to retire as Ford group vice president and chairman and chief executive officer of Ford Motor Credit Company, after 37 years of service

•	Joy Falotico is named Ford group vice president and chairman and chief executive officer, Ford Motor Credit Company

DEARBORN, Mich., Aug. 30, 2016 – Ford Motor Company today announced that Bernard Silverstone, Ford group vice president and chairman and chief executive officer of Ford Motor Credit Company, has elected to retire effective Oct. 1, after 37 years of service.

Silverstone, 60, will be succeeded by Joy Falotico, who is being named Ford group vice president and Ford Credit chairman and chief executive officer.

“Bernard’s global expertise and strong leadership have been key to Ford Credit’s continued profitability and growth, as well as new financial solutions for mobility,” said Mark Fields, Ford president and CEO. “Throughout his career, Bernard has worked tirelessly to ensure Ford Credit continues to be an important part of our success. We are grateful for his dedication and many contributions around the world.”

Since becoming Ford Credit chairman and CEO in January 2013, Silverstone also has guided the company in continually improving dealer and customer services, and maintaining low credit losses while providing consistent levels of automotive financing.

“It has been a privilege to spend my career with this outstanding team and to have had the opportunity to lead Ford Credit’s contributions to Ford’s success,” Silverstone said. “Joy is an experienced and trusted leader with a sharp focus on driving strong business fundamentals. She is in a great position to lead Ford Credit’s success.”

Falotico, 49, has served at Ford Credit for 27 years and will continue the company’s strategies to improve and expand its business in support of the One Ford plan for profitable growth.

Prior to this appointment, Falotico was chief operating officer, leading Ford Credit’s global operations, as well as marketing, sales and brand, business center operations and insurance operations.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Falotico joined Ford Credit in 1989 and has held a wide range of senior positions, including executive vice president, Ford Credit Marketing, Sales, Americas and Strategic Planning; vice president of North American operations; vice president of U.S. Sales Operations; vice president of Global Marketing; and had pan-European responsibility for customer and dealer service operations and risk management for Ford Credit Europe.

•	For biographical information and photos of Bernard Silverstone, click here.

•	For biographical information and photos of Joy Falotico, click here.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford aggressively is pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

About Ford Motor Credit Company
Ford Motor Credit Company is a leading automotive financial services company. It provides dealer and customer financing to support the sale of Ford Motor Company products around the world, including through Lincoln Automotive Financial Services in the United States, Canada and China. Ford Credit is a subsidiary of Ford established in 1959. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contact:	Susan Krusel	Brenda Hines
	313.322.7998	313.594.1099
	skrusel@ford.com	bhines1@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.